EXHIBIT 99.1

Stephen Ferrone
CEO Immunosyn
Douglas McClain
CSO Argyll Biotech

Hello, my name is Stephen Ferrone, CEO of Immunosyn Corporation. I am an attorney with more than 20 years of experience in the investment industry, having held senior leadership and management roles in marketing and sales with a number of publicly traded financial services companies including Morningstar,Inc. ABN-AMRO Asset Management and Charles Schwab & Co. Most recently I was the founder and principal of SF Consulting, a private business consulting firm. Prior to that, I served as the Director of Distribution and National Sales for Morningstar Investment Services. During the period of August 1996 to April 2005, I was the Senior Managing Director and National Sales Director at ABN-AMRO Investment  Fund Services. I have also served as a Regional Marketing Director of Schwab Institutional. I am a securities broker holding series 7, 24 and 63 licenses….and have a JD degree from Loyola University School of Law and a BA from Northwestern University.

Immunosyn is by far the most interesting and rewarding project I have worked on…let me give you a brief business profile of Immunosyn.

What We Do

Identifying
Marketing
Distribution

Immunosyn is dedicated to identifying, marketing and distributing biopharmaceuticals, derived from biological and natural substances, which work with the body rather than against it.

In addition, our goal is to maintain and improve the underlying conditions of targeted diseases, while improving the quality of life of those affected by such diseases.

Immunosyn & Argyll Biotechnologies

To achieve this goal, Immunosyn acquired the sole promotion and distribution rights for the platform technology, SF-1019, a non toxic biological response modifier …. It is a completed product that was 10 years in development by Argyll
Biotechnologies, Immunosyn’s single largest shareholder and stakeholder….

Argyll Biotechnologies is a strategic partner of Immunosyn…. It manages manufacturing protocols, regulatory approvals, as well as engaging the appropriate entities to manage the clinical trials. All future research and development of SF-1019 remains the responsibility of Argyll Biotechnologies.

I’d like to introduce you now to Douglas McClain, Chief Scientific Officer of Argyll Biotechnologies…..who will share with you important highlights of SF-1019.

	Immunosyn	Argyll Bio
Promotion & Awareness	x
SF-1019 Distribution Rights	x
Manufacturing Protocols		x
Regulatory Approvals		x
Manage Clinical Trials		x
Future Research & Development Costs		x
Future Acquisitions	x

Scientific Advisory Board

Thank you Steve… As Steve mentioned, I am the Chief Science Officer of Argyll Biotechnologies, and I have been with this project since its inception 10 years ago.  Over this period I have assembled a globally positioned world class scientific advisory board that includes:

Professor Kenneth Willeford Phd is professor of biochemistry and molecular biology at Mississippi State University. Professor Willeford has undertaken extensive research into the effects of using our platform technology discovery SF-1019 in the treatment of animals. A large number of animal studies using various models relating to SF-1019 have been undertaken and published by Professor Willeford during the past seven years. These studies include a series of successful field trials in the treatment of cannie parvo virus and equine west nile virus.

Professor Angus Dalgleish is a phd and practicing physician and the Foundation Professor of Oncology at Saint Georges University in London. After obtaining his fellowship Professor Dalgleish became a clinical research fellow to Professor Robin Weiss at the Insititue of Cancer Research at the Royal Marsden Hospital.  Professor Dalgleish is the co discoverer of the CD4 receptor for HIV and has published several distinguished papers on AIDS. He is considered an expert in causative agents of human disease and the role of the immune response ….his current research is the use of sequential managed immuno therapy and the efficacy of dendritic cell vaccines through the use of toll-like receptors, Tregulatory cell reduction and expansion of effector cells.

Professor Jonathon Heeney is a Phd and DVM who in addition to his work at Argyll is professor of veterinary science at Cambridge University in England and is a member of the Eurovac board and Scientific Board of the Cancer Vaccine Institute. He has a proven track record in the management and participation of large European Research Projects and his multidiscipline research team has been responsible for the planning, immunological and virological assessment of pre clinical HIV vaccine trials for more than 10 years. His defining of the central role of T-helper in vaccine induced immunity has been a key contribution to AIDS vaccine development. Professor Heeney is the founder of an international series of meetings concerning protective immunity to HIV/AIDS.

David Maizels MD received his medical degree from Kings College University Hospital in London England ….in addition to his private practice he is also a National Health Service General Medical Practitioner and holds advanced degrees in Nutritional Medicine as well. Because of Dr. Maizels extensive knowledge of caprine derived serum he has been chosen to act as the lead clinician of the SF-1019 project and to oversee future clinical trials.

The remaining Scientific Advisory Board of Professionals has the responsibility that SF-1019 is produced under strict good manufacturing practice standards in both Europe and the United States….

The Science Behind
SF-1019

SF-1019 is believed to be one of a new class of therapeutics made from mammalian cells. As an isolated compound, SF-1019 is comprised of low molecular weight lipo-peptides. Pre-clinical human studies and clinical trials in animals have shown SF-1019 to provide therapeutic benefits without toxic or pyrogenic (fever-causing) effects at therapeutically effective dosages. In animal studies, once injected subcutaneously, SF-1019 produces an immunomodulatory cascade, which generates a prophylactic and/or therapeutic benefit. In preclinical human studies, it appears to create a therapeutic affective response over a range of demyelinating conditions of the peripheral nervous system (PNS) resulting in rapid reduction of symptoms. A major benefit of SF-1019 is its perceived ability to simultaneously target, activate and support the modulation of both the innate and adaptive immune systems, having a dramatic effect on many neurological and demyelinating conditions. This is a major scientific breakthrough.

Efficacy of SF-1019 In
Pre Clinical Human Studies

–     Major Auto Immune Disorders
–     Neurological Disorders
•           Chronic Inflammatory Demylination Polyneuropathy
•           Reflex Sympathetic Dystrophy
•           Diabetic Neuropathy
–     Diabetic & Chronic Wounds

Research suggests the current product has additional developmental potential as it also possesses analgesic properties with an ability to substantially reduce the inflammation attending a number of clinical conditions including Major Auto Immune Disorders such as Multiple Sclerosis (MS)…..and Neurological Disorders such as Chronic Inflammatory Demyelinating Polyneuropathy (CIDP)…..Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS) and diabetic neuropathy. SF-1019 promotes angiogenesis, the ability to promote capillary and nerve growth…. and has been shown effective for diabetic and chronic wounds.

Progress - U.S. & International

•	Patent Applications Granted
•	Patent Applications Filed
•	Initiated Regulatory Approval of SF-1019
•	Preparations Underway for Clinical Trials in Humans

Compassionate use waivers have already been issued by the Institutional review board of the FDA in Houston, Texas for the use of SF-1019. Patent applications have been granted and filed by Argyll Biotechnologies both domestically and internationally. In addition, we have initiated the process for regulatory approval of SF-1019 in several countries and preparations for clinical trials in humans are underway in both the US and Europe. Argyll Biotechnologies will continue to pursue regulatory approval for SF-1019 with the compassionate goal of SF-1019 potentially becoming a first line defense for mainstream medical practitioners.

I’d like to turn the presentation back over to Stephen Ferrone CEO of Immunosyn for an in depth review of the business model.

Market Overview

Thank you Douglas…

The vision of Immunosyn is to provide a better quality of life for those affected by viral, bacterial, and neurologically related conditions.

Worldwide, orphan diseases currently afflict nearly 60 million people. In the US, according to the Food and Drug Administration (FDA), the criteria for an orphan disease is one that affects less than 200,000 people. Applications are underway with the FDA for clinical trial approval of SF- 1019 for treatment of two orphan diseases... Chronic
Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS). In Europe, similar applications are being prepared for the European Medicines Agency (EMEA) for further trials relating to Diabetic Neuropathy, Diabetic Ulcers and other wound healing.

In addition, more widely known diseases such as diabetic neuropathy and multiple sclerosis are part of the possible treatment demographic. Globally, approximately 250 Million people have diabetes….25-30 Million of these patients have neuropathy with another 10% having chronic diabetic wounds. The worldwide population with M.S. is estimated to be 2.5 million people.

•	Unmet Needs in Orphan Diseases
•	Approximately 250 Million people have diabetes
•	25-30 Million of these patients have neuropathy
•	With another 10% having chronic diabetic wounds
•	Worldwide population with M.S. is estimated to be 2.5 Million

Execution Plan

–	Finding Therapeutic Solutions that Work With the Body – Not Against It
–	Educating & Communicating
–	Expanding Operations &
–	Distribution Opportunities
–	Adding Strategic Partners and/or Acquisitions
–	Building Shareholder Value

The execution plan for Immunosyn starts with our work to identify, market and distribute biopharmaceuticals, derived from biological and natural substances which work with the body rather than against it. SF-1019 is one of these.

Immunosyn mission also embraces the need to reach out and communicate effectively with not only the medical community, but patients and their loved ones whose lives are affected by the conditions our treatments target. So in the days ahead we will be engaged at several levels in expanding operations, establishing distribution protocols and raising awareness of Immunosyn, SF-1019 and its pending approval in appropriate jurisdictions. The long-term strategy for Immunosyn is to seek other cutting edge entities for additional strategic partnerships or acquisitions in a continued effort to build shareholder value.

How We Make Money

•      SF-1019 Licensing Exclusivity
•      Efficient Fulfillment & Collection
•      Profitable Revenue Share
•      Potential Reimbursement

Immunosyn Corporation has been granted exclusive world-wide rights to market, sell and distribute SF-1019 by Argyll Biotechnologies. Our license agreement establishes a revenue share on all distributed products of 60% to Immunosyn and 40% to Argyll. Upon regulatory approval, the general process for Immunosyn will be to direct shipment of the product from the Argyll inventory to the client, invoice and collect payment from the client and pass on 40% of the gross revenue to Argyll Biotechnologies.

Annual patient costs are estimated to be between $15 and 25 thousand dollars which is also in the range for the conditions treated… to be considered for medical insurance reimbursement.

Stephen Ferrone, CEO & President Immunosyn Corporation

Douglas McClain, CSO Argyll Biotechnologies, LLC

I’d like to thank you for your interest and taking the time to view this presentation…if you would like further information please contact:

Investor Relations at The Blaine Group by calling 710-360-1499, emailing blaine@blainegroup.com.,

Or visiting our website – www.immunosyn.com